Exhibit 99.1

  Press Release
  9:15 AM EDT

AEHI begins development of a joint venture using a large nuclear reactor for desalination of sea water into potable water and electricity production

Beijing, China, December 15, 2009 – Alternate Energy Holdings, Inc. (OTC: AEHI.PK): AEHI China has recently signed an agreement to cooperate in the development of a joint venture with the Nuclear Power Institute of China to design, manufacture and market world-wide a 1000 MWe  reactor with the ability to produce potable water from sea water or unsuitable fresh water and electricity. The new reactor-desalting unit will be very competively price in the world market. An AEHI holding, International Reactors Inc, hopes to be able to start accepting orders in 2010.

Don Gillispie, AEHI Chairman and CEO, said, "Two of mankind's biggest challenges today are obtaining adequate fresh water and low cost, reliable, clean electricity. The world demand for fresh water will outstrip supply in about 15 years by 50% due to drought, population growth and industrial demand.  We believe this reactor-desalting unit can uniquely produce the much needed water and electricity to pump it far inland where needed without creating pollution from fossil fuels."

About Alternate Energy Holdings, Inc. (www.alternateenergyholdings.com)
Alternate Energy Holdings develops and markets innovative clean energy sources. The company is the nation's only publicly traded independent nuclear power plant developer willing to build power plants in non-nuclear states. Other projects include, Energy Neutral which removes energy demands from homes and businesses (www.energyneutralinc.com), Colorado Energy Park (nuclear and solar generation), and International Reactors, which assists developing countries with nuclear reactors for power generation, production of potable water and other suitable applications. Also, AEHI China, headquartered in Beijing, develops joint ventures to produce nuclear plant components and consults on nuclear power.

Safe Harbor” Statement: This press release may contain certain forward-looking statements within the meaning of Sections 27A & 21E of the amended Securities and Exchange Acts of 1933-34, which are intended to be covered by the safe harbors created thereby. Although AEHI believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that these statements included in this press release will prove accurate. As a result, investors should not place undue reliance on these forward-looking statements.

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